Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results

For the Fiscal Year Ended January 2, 2022

SARASOTA, FL, April 1, 2022 (GLOBE NEWSWIRE)—Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR) today reported financial results for the Fiscal Year Ended January 2, 2022.

Financial Summary

•	Net Sales increased 19.1% to $71,704,995 versus prior year of $60,218,355

•	Net Loss of $1,702,378 versus prior year net loss of $1,223,626

•	Earnings Per Common Share of $0.61 versus prior year Loss Per Common Share of $(1.19); Fiscal 2021 included extinguishment of preferred stock dividend

Overview

Fiscal 2021 represented somewhat of a return to normalcy versus Fiscal 2020 which was constrained by the Covid-19 pandemic for a large part of the year. To be sure, Fiscal 2021 was no “walk in the park” as we fought, and continue to fight, supply issues and rampant cost escalation. The supply constraints and price increases in raw materials weighed heavily on Gross Profit margins which fell in 2021 as compared to the prior year. To offset the constant rise in raw material costs in 2021, we raised prices a number of times particularly in the back half of the year. The timing of such increases will delay some of the benefit until the first half of Fiscal 2022. The price increases to date have been accepted by customers and have not had a negative effect on volume.

As we look to Fiscal 2022, we expect that the first half of the year will remain uncertain as to raw material price increases and supply constraints, but we have done a good job of maintaining production continuity and remain optimistic that we will be able to source product. However, we believe that we will be under pressure for the foreseeable future with raw material price increases and production delays experienced by our customers in the automotive industry mainly due to their supply chain issues with microchips.

Net Sales

Net Sales in Fiscal 2021 increased 19.1% to $71,704,995 versus $60,218,355 in Fiscal 2020. Both of our major business sectors contributed strong double digit increases versus the prior year. Our Automotive sector, which represented 58.8% of total Net Sales, increased 17.5% versus last year and our Industrial sector, representing 41.2% of overall Net Sales, increased 21.4%.

Of our total Net Sales, approximately 51.9% was in North America in Fiscal 2021 with the remaining 48.1% primarily in Europe. These geographic areas recorded double digit increases versus the prior year.

The Automotive sector, though up significantly in Fiscal 2021, is still reeling from production stops and starts at our OEM customers due to supply shortages. This may be a headwind for all of Fiscal 2022 as shortages of supplies to this industry have not abated.

The Industrial sector is expected to continue to experience growth in Fiscal 2022. As pandemic restrictions continue to be eased, we should benefit from increased sales to the restaurant, hospitality and physical fitness industries. In addition, we and our customers that manufacture off-road equipment should benefit as the United States rebuilds its infrastructure. Continued increases in raw material prices could somewhat temper growth expectations.

Net Loss

Net Loss in Fiscal 2021 was $1,702,378 versus $1,223,626 in Fiscal 2020. The increase in Net Sales combined with a decline in General and Administrative expenses were the principal reasons for a decline in Operating Loss for the year, but a non-recurring, non-cash tax provision adjustment resulted in a significant tax expense for Fiscal 2021 versus a tax benefit in the prior year. Comparing the operational performance, the prior year was negatively impacted by a non-recurring outside services charge which accounted for most of the year-to-year reduction in General and Administrative expenses. Noteworthy is that the lower Operating Loss was achieved despite pressure on Gross Profit margins which declined to 12.4% versus 12.9% in Fiscal 2020. We increased prices a number of times during the year, particularly in the fourth quarter, which should help close the year-to-year gap in margins as we move into Fiscal 2022. However, as we previously mentioned, raw material cost increases have not abated for the first quarter of Fiscal 2022. We are constantly monitoring overall supply issues and its impact on margins.

Net Income/ (Loss) Allocable to Common Shareholders

Net Income (Loss) Allocable to Common Shareholders was income of $2,275,480 or $0.61 per common share versus a loss of ($4,433,467) or ($1.19) per common share. Quarterly preferred dividends were accrued but payments were deferred beginning with the three months ended December 29, 2019 through the three months ended October 3, 2021. During the third quarter of Fiscal 2021, the owners of the preferred shares agreed to an amendment to the documents that govern the dividends whereby the accrued dividends were forgiven. As a result, the total balance of the accrued dividends of $6,145,463 was derecognized and, net of preferred stock dividends accrued of $2,167,605, added a total of $3,977,858 to the Net Loss of $1,702,378 in arriving at Net Income Allocable to Common Shareholders of $2,275,480 for Fiscal 2021. In addition, per the amendment, the owners of the preferred shares will not be entitled to receive a quarterly dividend on the preferred shares until such time as the Company declares a dividend payable. Therefore, unless a preferred dividend is declared, this amendment will benefit the Company in excess of $3,000,000 of liquidity annually.

Weighted average shares outstanding were 3,736,006 for both fiscal periods.

For further details, see the Company’s Form 10-K filed on April 1, 2022.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2021 was derived approximately 58.8% from the automotive industry and 41.2% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

Elizabeth Henson, (941) 906-8580

lhenson@uniroyalglobal.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

ASSETS	January 2, 2022	January 3, 2021
CURRENT ASSETS
Cash and cash equivalents	$444,973	$1,656,882
Accounts receivable, net	8,561,227	10,114,819
Inventories, net	21,840,404	17,952,850
Other current assets	2,196,322	1,841,153
Related party receivable	453	907
Total Current Assets	33,043,379	31,566,611

PROPERTY AND EQUIPMENT, NET	17,047,606	18,491,122
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	5,626,542	6,242,736

OTHER ASSETS
Intangible assets	3,336,068	3,388,357
Goodwill	1,079,175	1,079,175
Other long-term assets	4,322,855	4,679,990
Total Other Assets	8,738,098	9,147,522

TOTAL ASSETS	$64,455,625	$65,447,991

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$76,134	$275,297
Lines of credit	17,816,919	17,760,583
Current maturities of long-term debt	2,365,905	1,432,301
Current maturities of finance lease liabilities	210,007	257,298
Accounts payable	8,959,467	7,344,785
Accrued expenses and other liabilities	3,658,612	7,987,333
Current maturities of related party finance lease liabilities	167,389	149,366
Current portion of postretirement benefit liability - health and life	169,749	162,977
Total Current Liabilities	33,424,182	35,369,940

LONG-TERM LIABILITIES
Long-term debt, less current portion	6,854,257	7,338,762
Finance lease liabilities, less current portion	36,372	235,116
Operating lease liabilities, less current portion	5,391,395	5,893,268
Related party finance lease liabilities, less current portion	2,344,239	2,504,404
Long-term debt to related parties	4,216,566	4,216,566
Postretirement benefit liability - health and life, less current portion	2,583,610	2,713,585
Other long-term liabilities	960,526	807,190
Total Long-Term Liabilities	22,386,965	23,708,891
Total Liabilities	55,811,147	59,078,831

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 20,000,000 units authorized; 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 15,000,000 units authorized; 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 3,736,006 shares issued and outstanding as of January 2, 2022 and January 3, 2021	3,736	3,736
Additional paid-in capital	35,290,590	35,290,590
Accumulated deficit	(26,459,190)	(28,734,670)
Accumulated other comprehensive loss	(1,271,483)	(1,271,321)
Total Stockholders' Equity	8,644,478	6,369,160

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,455,625	$65,447,991

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

	Years Ended
	January 2, 2022	January 3, 2021

NET SALES	$71,704,995	$60,218,355

COST OF GOODS SOLD	62,786,884	52,437,754

Gross Profit	8,918,111	7,780,601

OPERATING EXPENSES:
Selling	3,015,016	3,040,685
General and administrative	6,125,583	6,720,969
Research and development	1,293,908	980,695
Total Operating Expenses	10,434,507	10,742,349

Operating Loss	(1,516,396)	(2,961,748)

OTHER INCOME (EXPENSE):
Interest expense	(1,640,999)	(1,581,907)
Funding from Paycheck Protection Program	2,000,000	2,217,500
Other income (expense)	188,011	(173,214)
Net Other Income	547,012	462,379

LOSS BEFORE TAX PROVISION (BENEFIT)	(969,384)	(2,499,369)

TAX PROVISION (BENEFIT)	732,994	(1,275,743)

NET LOSS	(1,702,378)	(1,223,626)

Extinguishment of preferred stock dividend payable	6,145,463	-
Preferred stock dividend	(2,167,605)	(3,209,841)

NET INCOME (LOSS) ALLOCABLE TO COMMON SHAREHOLDERS	$2,275,480	$(4,433,467)

EARNINGS (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.61	$(1.19)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	3,736,006	3,736,006